Exhibit 10.13

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 23rd day of January, 2006, by and between Cyalume Technologies, Inc., a Delaware corporation with principal executive offices at 96 Windsor Street, West Springfield, Massachusetts 01089 (the “Company”), and Edgar E. Cranor, residing at 24 Lincoln Park, Longmeadow, MA  01106 (“Employee”).

WHEREAS the Company is presently engaged in the business of developing, manufacturing and selling luminescent chemical devices and materials for sale primarily to customers in the government, military and safety fields of use (the “Business”); and

WHEREAS Employee shall serve as the Vice President, Technology of the Company, and Employee and the Company are desirous of formalizing their understanding for Employee’s employment, all upon the terms and subject to the conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.            Employment.

The Company agrees to employ Employee, and Employee agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2.            Term.

The term of this Agreement shall be for a period of three (3) years commencing on the date hereof (the “Commencement Date”) and continuing automatically for successive one-year periods thereafter unless terminated by the Company no less than ninety (90) days prior to the third anniversary hereof or the end of any subsequent period (the “Term”).

3.            Duties; Best Efforts; Indemnification.

(a)           Employee shall serve as Vice President, Technology of the Company, and shall report directly to the President and to such person or persons as may be designated by the Board of Directors of the Company (the “Board”).  Employee shall be responsible for all research and development, new product development, overseeing chemical purchasing and mixing operations, setting new product strategy, and overseeing maintenance and protection of the Company’s intellectual property.  During the Term, Employee shall also have such other powers and duties as may be from time to time prescribed by the Board or its designees which are consistent with Employee’s position and duties hereunder.

(b)           Employee shall perform his duties, responsibilities and functions to the Company to the best of his abilities and in a manner consistent with the office of Vice President, Technology and shall comply with the lawful policies and procedures of the Company.  In performing his duties and exercising his authority under this Agreement, Employee shall support and implement the lawful business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to expand its businesses and operate profitably and in conformity with law and the business and strategic plans approved by the Board.  Employee shall devote all of his business time, attention and energies, on a full time and exclusive basis, to the business and affairs of the Company and shall not during the Term be engaged in any other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage, without Board consent; provided, however, that, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees or (ii) manage passive personal investments, in either case so long as any such activities do not interfere with the performance of his responsibilities as an employee of the Company in accordance with this Agreement or adversely affect or negatively reflect upon the Company.

4.            Compensation and Benefits.

(a)           The Company shall pay to Employee a base salary (the “Base Salary”) at a rate of $160,000 per annum, payable in accordance with the Company’s payroll practices for its executive employees.  The Board will review the Base Salary for possible increase not less than annually during the Term, but the Employee shall be entitled to receive at least the amount of any cost-of-living increases granted to the Company’s employees in general.

(b)           Employee may, at the discretion of the Board of Directors of the Company, be granted stock options, share appreciation rights or bonuses under plans adopted by the Board for the benefit of the executives and key management personnel of the Company.

(c)           In addition to the Base Salary, the Employee shall be entitled to payment of the following annual bonus compensation, paid after the final closing of the fiscal year during the Term and verification of the financial results for such fiscal year by the Board of Directors of the Company:

i.              If the Company achieves at least 85% but less than 100% of its budgeted EBITDA, the amount of such bonus shall be 15% of the Employee’s Base Salary.

ii.             If the Company achieves at least 100% but less than 120% of its budgeted EBITDA, the amount of such bonus shall be 30% of the Employee’s Base Salary.

iii.            If the Company achieves at least 120% of its budgeted EBITDA, the amount of such bonus shall be 45% of the Employee’s Base Salary.

iv.            If the Company achieves percentages of its budgeted EBITDA between those levels listed above, the bonus amount will be adjusted proportionately.

For purposes of this Agreement, “EBITDA” shall mean for each applicable fiscal year, (a) the net income of the Company; plus, (b) in each case, to the extent deducted in determining net income for such period, the Company’s (i) taxes, (ii) interest expenses and (iii) amortization and depreciation, as calculated by the Company’s Chief Financial Officer based on the amounts as set forth in the Company’s annual audited consolidated financial statements prepared by the Company’s independent certified public accountants.

(d)           Employee shall be entitled to participate in or receive benefits under any pension plan, health, and accident plan or any other employee benefit plan or arrangement made available now or in the future by the Company as determined by the Board.  In the event that the Employee elects not to participate in the Company health plan, the Company will reimburse the Employee for the cost of a similar plan from another source, provided that such reimbursement does not exceed the cost which the Company would have paid for similar coverage had the Employee remained in the Company health plan.

(e)           The Company shall promptly pay to Employee the approved reasonable expenses incurred by him in the performance of his duties hereunder in accordance with the Company’s policies in effect from time to time, including, without limitation, those incurred in connection with business related travel or entertainment, or if such expenses are paid directly by Employee, shall promptly reimburse him for such payment, provided the Employee provides proper documentation thereof in accordance with the Company’s policy.

(f)           Employee shall be entitled to paid vacation days in each calendar year determined by the Company from time to time, but not less than fifteen (15) days in any calendar year, subject to the Company’s vacation policies for its key management personnel.  Vacation shall be prorated in any calendar year of the Term during which Employee is employed hereunder for less than an entire year in accordance with the number of days in such year during which he is so employed.  Employee shall be entitled to carry over unused vacation to successive calendar years, with a maximum accrual of 20 days.  Employee shall also be entitled to all paid holidays given by the Company to its key management employees.

(g)           The Company may, at its discretion, subscribe for and maintain, on behalf of the Company, life insurance, key-man insurance and long-term disability insurance with respect to Employee, in such amount and upon such terms or conditions as the Company may deem reasonable.  Employee shall cooperate with the Company in connection with the obtaining of any such policies, including the submission to physical examination and blood testing.

5.            Termination

Employee’s employment hereunder shall be terminated upon Employee’s death or Disability or Employee’s voluntarily leaving the employ of the Company, and may be terminated by the Company as follows:

(a)          For Cause.  The Company shall have the right to terminate Employee’s employment for “Cause.”  A termination for “Cause” is a termination evidenced by a resolution adopted by the Board finding that Employee has:

i.              breached or failed to comply with any of the material terms of this Agreement, including, without limitation, Sections 3, 7, 8, 9 or 12 of this Agreement;

ii.            failed to perform his duties under this Agreement, including refusing to carry out the instructions of the Board or its designees, or disregarding the lawful instructions from the Board or its designees, in any case which instructions are consistent with the responsibilities and duties of Employee contemplated by this Agreement;

iii.           engaged in gross negligence or gross misconduct in connection with or arising out of the performance of his duties hereunder;

iv.            been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or alcohol during the performance of his duties under this Agreement, or while under the influence of drugs or alcohol, engages in inappropriate conduct;

v.            engaged in behavior that would constitute grounds for liability for sexual harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines, the Massachusetts Commission Against Discrimination and/or any other applicable state regulatory body) or, in the reasonable opinion of the Board, other egregious conduct violative of laws governing the workplace; or

vi.            committed any act of fraud, larceny, misappropriation of funds or embezzlement or been convicted of a felony or a crime of moral depravity;

provided, however, that any act or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

(b)          For Disability.  The Company shall have the right to terminate Employee’s employment as a result of Employee’s “Disability.”  For purposes of this Agreement, a termination for “Disability” shall occur:

i.              immediately after the Board has provided a written termination notice to Employee supported by a written statement from a reputable independent physician selected by the Company to the effect that Employee shall have become so incapacitated as to be unable to resume, within 90 days, his employment hereunder by reason of physical or mental illness or injury, or

ii.             upon rendering of a written termination notice by the Company after Employee has been unable to substantially perform his duties hereunder for 90 consecutive days or for 90 days in any 360 day period by reason of any physical or mental illness or injury.

(c)           Employee agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician selected by the Company for the purpose of determining disability pursuant to Section 5(b)(i).

6.            Effect of Termination

(a)          Death or Disability.  In the event of the termination of Employee’s employment as a result of his death or Disability, the Company shall:

i.             pay to Employee or his estate, as the case may be, the Base Salary plus accrued and unpaid bonus, if any, in accordance with Section 4(b) through the date of his death or Disability (pro rated for any partial month);

ii.            assign rights to Employee or his estate, as the case may be, to all of Employee’s vested stock options; and

iii.            reimburse Employee, or his estate, as the case may be, for any expenses pursuant to Section 4(d) (the amounts payable pursuant to the foregoing clauses (i) and (ii) are hereafter referred to as the “Accrued Obligations”).

(b)          For Cause by the Company, by Employee voluntarily or upon expiration of the Term.  In the event that Employee’s employment is terminated by the Company for Cause or by Employee voluntarily (other than as a result of the Company’s material breach of this Agreement) or upon expiration of the Term, the Company shall pay to Employee the Accrued Obligations and Employee shall have no further entitlement to any other compensation or benefits from the Company, except as set forth herein.

(c)          Other than as a result of Employee’s death or Disability, or by the Company otherwise than for Cause.  In the event that Employee’s employment is terminated other than by reason of his death or Disability  or is terminated by the Company otherwise than for Cause, then, subject to receipt of a release of the Company and its directors, officers and employees and their respective successors and assigns of claims of Employee against them arising out of or by reason of his termination of employment hereunder, the Company shall:

i.             Provide six months notice of such termination

ii.            pay to Employee the Accrued Obligations; and

ii.            continue to pay Employee the Base Salary plus benefits in accordance with Section 4(c), for six (6) months.

(d)           This Section 6 sets forth the only obligations of the Company with respect to the termination of Employee’s employment with the Company, and Employee acknowledges that upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Agreement.  Any and all Accrued Obligations shall be paid within fifteen (15) days of the termination of Employee’s employment.

7.            Covenant Regarding Innovations and Copyrights.

(a)          Employee hereby acknowledges that all Innovations (as defined below) created by Employee (either working alone or as part of a group) that are used, useful or useable in connection with the Business or future business of the Company which (i) were or will be made using equipment, supplies, facilities or trade secret information of the Company, or (ii) were or will be developed at least in part on the Company’s time, or (iii) relate at the time of conception or reduction to practice thereof either to the Business or the future business of the Company or to the Company’s actual or demonstrably anticipated research or development, or (iv) result from any work that Employee performs or performed for the Company, were created at the request of the Company pursuant to this Agreement or other arrangement (written or unwritten) between the Company and Employee.  The term “Innovations” shall include all of the results and proceeds of Employee’s services under this Agreement, including without limitation, all right, title and interest in any inventions, know-how, discoveries, improvements, original works of authorship, designs, software, source code, object code, programs, formulas, processes, developments, trade secrets, trademarks, copyrights, service marks, logos and related proprietary information and materials, whether patentable, copyrightable, subject to trademark registration, or not, and all drafts, prototypes, proposals, sketches, revisions and demonstration and “beta” versions thereof, written, created, developed or produced or to be written, created, developed or produced, by Employee (either working alone or as part of a group) in connection therewith.

(b)           Employee hereby acknowledges that the Innovations were specifically ordered or commissioned by the Company.  Employee hereby irrevocably assigns to the Company all right, title and interest in and to all Innovations and all right, title and interest in and to all patents, domain names, trade secrets, trademarks and other intellectual property derived therefrom, such assignment to be effective when first capable of being so assigned, transferred or vested.  All Innovations shall be delivered to the Company as required herein or on termination or completion of the Agreement, whichever is earlier, unless the Company requests otherwise.  To the extent that any Innovation is or shall be a copyrightable work, Employee agrees that such Innovation constitutes and shall constitute a work-made-for-hire as defined in the United States Copyright Act of 1976; that the Company is and shall be the author of said work-made-for-hire and the owner of all rights in and to such Innovation throughout the universe, in perpetuity and in all languages, for all now known or hereafter existing uses, media and forms, including, without limitation, the copyrights therein and thereto throughout the universe for the initial term and any and all extensions and renewls thereof; and that the Company or its designees shall have the right to make such changes therein and such uses thereof as it may deem necessary or desirable.  To the extent that such copyrightable Innovation is not recognized as a work-made-for-hire, Employee hereby irrevocably assigns, transfers and conveys to the Company or its designees, without reservation, all of his right, title and interest throughout the universe in perpetuity in such Innovation, including, without limitation, all rights of copyright and copyright renewal in such Innovation or any part thereof, and all rights to exclusively or non-exclusively license or sublicense the foregoing.

(c)           Employee hereby waives all rights of “droit moral” or “moral rights of authors” or any similar rights or principles of law which Employee may now or later have in the Innovations.  Employee warrants and represents that each Innovation is and shall be new and original with Employee and not an imitation or copy of any other material, and that each of the Innovations does not and shall not violate or infringe upon any common law or statutory right of any party including, without limitation, contractual rights, copyrights, trademarks, patents, service marks and rights of privacy, publicity, or any other right of any person or entity and is not the subject of any litigation or claim that might give rise to litigation.

(d)           By execution hereof, Employee hereby irrevocably constitutes and appoints the Company or its designee with full power of substitution, to be Employee’s true and lawful attorney to execute, acknowledge, swear and file all instruments and documents, and to take any action which shall be deemed necessary, appropriate or desirable to effectuate the terms of this Section 7.  The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable and survive the occurrence of Employee’s death, disability or bankruptcy.

8.	Protection of Confidential Information.

Employee acknowledges that he has been and will be provided with information about, and his employment by the Company will, throughout the Term, bring him into close contact with, many confidential affairs of the Company, including proprietary information about costs, profits, customers, suppliers, vendors, advertisers, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public, regardless of whether obtained or known by Employee prior to the date of this Agreement (“Confidential Information”), all of which are highly confidential and proprietary and all of which were or will be developed by the Company at great effort and expense.  Employee further acknowledges that the services to be performed by him under this Agreement are of a special unique, unusual, extraordinary and intellectual character, that the Business will be conducted throughout the world (the “Territory”), that the Company’s services and products will be marketed throughout the Territory, that the Company competes and will compete in nearly all of its business activities with other entities which are located in nearly any part of the Territory and that the nature of the relationship of Employee with the Company is such that Employee is capable of competing with the Company from nearly any location in the Territory.  In recognition of the foregoing, Employee covenants and agrees during and after the Term he will:

i.              keep secret all Confidential Information and not divulge or disclose any Confidential Information to anyone outside of the Company, either during or after the Term, except with the Company’s prior written consent;

ii.             not make use of any of such Confidential Information for his own purposes or the benefit of anyone other than the Company; and

iii.           deliver promptly to the Company or its designees on termination of this Agreement, or at any time the Company may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the Confidential Information and/or business of the Company, which he may then possess or have under his control.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information (i) which is already known by Employee (other than by virtue of his previous employment by the Company) or which is or becomes publicly known through no wrongful act of Employee, (ii) which is rightfully received by Employee from any third party, provided that such third party was not known by Employee after due inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (iii) which is disclosed by the Company to any third party without similar restriction, or (iv) which is disclosed by Employee pursuant to applicable law or the order of any court of competent jurisdiction.

9.	Restriction of Competition; Interference; and Non-Solicitation.

a)           As a significant inducement to the Company to enter into and perform its obligations under this Agreement, during the Term and until the first anniversary of the termination or expiration of the Term or any extension hereof, for any reason, Employee will not, either directly or indirectly, alone or in association with others:

i.             solicit, or permit any person or entity directly or indirectly to solicit, any individual who at the time of the solicitation is, or who within the one (1) year period prior to such solicitation was, an employee of the Company to leave the employ of the Company or terminate his or her employment relationship with the Company, or hire or attempt to hire or induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company;

ii.            solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, vendors or accounts, or prospective clients, customers, vendors or accounts of the Company;

iii.           engage or assist others in organizing or engaging any place in the world in any business which develops, manufactures, promotes or distributes (i) products that are competitive with the Company, (ii) products or services which are marketed or under active development by the Company (iii) products with trade dress of or confusingly similar to products of the Company or (iv) products intended for end user markets of the Company (or essentially equivalent products) (a “Competing Business”), whether such engagement shall be as a director, officer, employee, consultant, advisor, agent, lender, guarantor, surety, investor, promoter, stockholder, shareholder, partner, member or other owner, affiliate or other participant in, or otherwise exercising control over, any Competing Business, or allow Employee’s name to be used in connection with a Competing Business; provided that Employee shall not be deemed to engage in a Competing Business solely by reason of passive ownership of less than 5% of the outstanding stock of any publicly traded entity;

iv.           assist others in organizing or engaging in any Competing Business in any capacity or manner described in clause (iii) above;

v.             induce any client, customer, vendor, agent or other person or entity with whom or which the Company has a business relationship, contractual or otherwise, to terminate or alter such business relationship; or

vi.            take any action reasonably likely to cause injury to the relationship between the Company or any of its respective employees and any client, lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its affiliates as such relationship relates to the Company’s conduct of business.

b)           The Company retains the option of extending the provisions of 9a beyond the expiration of 6(c)(ii) above, with a continuation of Salary payments at a 50% rate, plus benefits, with an option to extend the same terms for a second year.  Such extensions require 90 day notification of the employee before the effective date of extension.

c)           In addition, neither during the Term nor at any time thereafter shall Employee disparage the Company, any director, officer, employee or shareholder of the Company, or any affiliate of any such director, officer, employee or shareholder of the Company by making (or causing others to make) any oral or written statements or representations that could reasonably be construed to be a false and misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning any of the aforementioned persons.

10.          Specific Remedies.

a)            It is understood by Employee and the Company that the covenants contained in this Section 10 and in Sections 7, 8, and 9 hereof are essential elements of this Agreement and that, but for the agreement of Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement or consummate the transactions contemplated by the Stock Purchase Agreement.  The Company and Employee have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Company and all interests of the Company and its stockholders.  Employee agrees that the covenants of Sections 7, 8 and 9 are reasonable and valid.  If Employee commits a breach of any of the provisions of Sections 7, 8, or 9 hereof, such breach shall be deemed to be grounds for termination for Cause.  In addition, notwithstanding the provisions of Sections 8 and 9, Employee acknowledges that the Company will have no adequate remedy at law if he violates any of the terms hereof.  Employee therefore understands and agrees that the Company shall have without prejudice as to any other remedies:

i.              the right upon application to any court of proper jurisdiction to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief; and

ii.            the right apply to any court of proper jurisdiction, to require Employee to account for and pay over all compensation, profits, monies, accruals, increments and other benefits (collectively the “Benefits”) derived or received by Employee as a result of any transaction constituting a breach of any of the provisions or Sections 8 or 9, and, if a court so orders, Employee hereby agrees to account for and pay over such Benefits to the Company.

11.          Independence; Severability and Non-Exclusivity.

Each of the rights enumerated in Sections 7, 8, or 9 hereof and the remedies enumerated in Section 10 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any covenant set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.  No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in Section 10 or otherwise in the court of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

12.          Conflicting Agreements.

Employee hereby represents that he is not bound by the terms of any agreement with any previous employer, or with any other party, that would impair his right or ability to enter the employ of the Company or perform fully his obligations pursuant to this Agreement.  Employee further represents and warrants that his performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

13.          Successors; Binding Agreement.

This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution.  The Company shall be permitted to freely assign its rights, interests and obligations to any parent, subsidiary or affiliate, or to any other third party, which acquires all or substantially all of the stock or assets of the Company.  This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

14.          Notices.

Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (i) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission, (ii) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (iii) on the next business day, if mailed by an overnight mail service to the parties or sent by facsimile transmission,

To the Company:

Cyalume Technologies, Inc.
96 Windsor Street
West Springfield, Massachusetts 01089
Attention:  ____________________
Facsmile No:  _________________

with copies to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022-2585
Attention:  Murray D. Schwartz, Esq.
Facsimile No:  (212) 940-8776

To Employee:

Edgar E. Cranor
24 Lincoln Park
Longmeadow, MA  01106
Attention:  ____________________
Facsmile No:  _________________

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other.  Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.

15.          Headings.

The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions thereof.

16.          Acts and Documents.

The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this Agreement.

17.          Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

18.          Modifications and Waivers.

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of the Company and is agreed to in writing and signed by Employee.  No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.          Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto, there being no extraneous agreements.  This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

20.          Law Governing.

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law).

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day and year set forth above.

/s/ Edgar E. Cranor
Edgar E. Cranor

CYALUME TECHNOLOGIES, INC.

By:	/s/ Emil F. Jachmann
Name:	Emil F. Jachmann
Title:	Chairman & CEO